Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

August 7, 2008	OTCBB: RNCH

Rancher Energy Corp. Retains Growth Capital Partners, L.P. as Financial Advisor

DENVER, Colorado -- Rancher Energy Corp. (OTCBB: RNCH) today announced that it retained Growth Capital Partners, L.P. as the Company’s financial advisor to consider strategic alternatives, including the possible sale of the Company.

John Works, president and CEO of Rancher Energy, said Growth Capital Partners will assist the Company in exploring various sale, financing and other alternatives. Works said that Rancher Energy will not necessarily disclose developments or progress regarding the exploration of strategic alternatives until a transaction has been agreed upon. He added that the process may take several months, although there is no assurance that a transaction will be completed.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

About Growth Capital Partners, L.P.

Growth Capital Partners, L.P. is a premier, client-focused investment and merchant bank serving both private and public middle-market companies. Since the firm's inception in 1992, GCP has completed in excess of 200 transactions, raised more than $1 billion of institutional capital (through private placements of equity, subordinated, and senior debt), and completed merger and acquisition transactions with an aggregate value of approximately $4.0 billion. For more information on Growth Capital Partners’ services, please contact John McNabb at jmcnabb@growth-capital.com or visit our website at www.growth-capital.com.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, availability of CO2 and performance of related contractual obligations, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044